Exhibit 10.23

Translation from the Hebrew

Personal Employment Agreement

This personal employment agreement (this “Agreement”), entered into in Petach Tikwa, on this 7 day of August, 2008 by and among

TEVA PHARMACEUTICAL INDUSTRIES LTD, an Israeli corporation at 5 Basel St., Petach Tikwa, Israel (the “Company”/“Teva”)

and

Eyal Desheh, holder of I.D. no. 051220309 of 49 Zamir Street, Mevasseret Zion (the “Employee”).

WHEREAS,	the Employee has been employed by the Company since April 28, 2008 (hereinafter the “Effective Date”) in the capacity of Chief Financial Officer; and

WHEREAS,	the parties wish to set forth the Employee’s terms of employment by Teva in this Personal Employment Agreement, which contains all of the mutual rights and obligations of the parties, towards each other, during the term of this Agreement, all as set forth herein;

NOW, THEREFORE, THE PARTIES HAVE AGREED AS FOLLOWS:

1.	General

1.1	This Agreement exclusively sets forth the terms and conditions which apply with respect to the employment of the Employee by Teva, as they are on the date on which this Agreement is signed; in the event that the parties agree, following the execution of this Agreement, to amend the Employee’s employment terms, the terms of this Agreement shall be subject to such agreed amendments; the parties hereby confirm that the compensation terms set forth in this Agreement constitute fair consideration to the Employee given, (inter alia), his managerial responsibilities.

1.2	It is hereby declared and agreed that no collective and/or branch and/or special bargaining agreements, which apply to the employees engaged by Teva, shall apply to the Employee’s employment with Teva.

2.	Position and Term of Agreement

2.1

The Employee shall be employed as the Chief Financial Officer (CFO) of the Company, reporting to the Chief Executive Officer of the Company. Teva shall be entitled, at its sole discretion, to delegate to the Employee an additional position or additional duties, or following consultation and coordination with the Employee, employ him in a different position in Teva or in one of the companies in the Teva Group (for the purposes of this Agreement, the “Teva Group” shall be defined as Teva and any corporation of any type in which Teva holds, directly or indirectly, at least 25% of the “means of control” (as such term is defined in the Securities Law, 5728-1968)). It is hereby declared and agreed that if the Employee does not agree to have another position delegated to him as aforesaid, then the Employee shall be entitled to resign from his employment at Teva by providing Teva

Translation from the Hebrew

with prior notice as specified in Section 14.1.1 below, and in such case the Employee’s resignation shall be deemed as termination of employment by the Company and the provisions of Section 16 below shall apply. In the event that the Employee agrees to be employed in a different position, then the provisions of this Agreement shall continue to apply, and the Employee shall be entitled to all of his rights under this Agreement, unchanged (subject to the aforesaid change in his position).

2.2	The appointment of the Employee to the position aforementioned in subsection 2.1, is effective as of the Effective Date and until the Agreement is terminated in accordance with Section 14 below (the “Term”).

3.	Undertakings of Employee

The Employee hereby undertakes as follows:

3.1	To carry out his duties and responsibilities in the framework of his employment with Teva responsibly, dedicatedly and faithfully as required from his position in Teva, all subject to Teva’s policy, and to dedicate and devote his full time, effort and attention, for the performance of the aforesaid duties and responsibilities, in order to perform them in an efficient, skillful and responsible manner and pursuant to the terms of this Agreement;

3.2	Not to engage, during his employment with Teva, whether or not for consideration, in any business, position, employment or engagement of any kind, which is not part of his employment with Teva, without the prior written consent of the CEO of Teva (it is hereby clarified that in the event that a determination or decision pursuant to this Agreement is referred to the CEO of Teva, such determination or decision can be made by any person authorized by the CEO of Teva for such purpose, subject to the provisions of applicable law). Teva shall not withhold its consent for the Employee to hold a public position or other position unless the CEO of Teva believes that such position shall adversely affect the Employee’s ability to carry out his duties at Teva, or that such other position will create a conflict of interest between the Employee’s position at Teva and his public position or other position;

3.3	To inform Teva immediately regarding any issue or subject relating to Teva or the Teva Group in which the Employee has a personal interest and/or which may cause the Employee to be in a position of a conflict of interests with Teva.

4.	Salary

4.1	The Employee’s (gross) monthly salary is NIS 110,000, as of the date of this Agreement, which amount includes all of the tosefet yoker amounts [costs of living allowance increases and salary increases paid to employees in Israel until and inclusive of the Effective Date (hereinafter the “Monthly Salary”).

4.2	The Monthly Salary shall be adjusted:

(a)	according to the [tosefet yoker] living allowance rates which shall apply, from time to time, after the Effective Date to all (economy) employees pursuant to expansion orders. The aforesaid shall apply to the Monthly Salary as it shall be at the time of the adjustment, and

Translation from the Hebrew

(b)	according to the periodical wage increases, which shall be paid, from time to time, to all employees after the Effective Date pursuant to expansion orders. The aforesaid shall apply to the Monthly Salary as it shall be at the time of the adjustment.

(c)	At the end of each year, the CEO of Teva shall review the evolvement of the Employee’s salary and the Employee’s achievements during such year and shall, determine in the CEO’s discretion, if the Employee’s salary should be updated. If the CEO decides that the Employee is so entitled, the Monthly Salary will be updated at the date and rate determined by the CEO, in the CEO’s discretion, all subject to approvals required by law.

4.3	The Employee hereby represents that he acknowledges and agrees that in light of his position and duties, he shall not be deemed part of those employees with respect to which the Hours of Work and Rest Law 5711-1951 applies, and accordingly, the provisions of such law shall not apply to his employment.

4.4	It is hereby clarified that the Employee shall not be entitled to receive any other payment or compensation of any kind beyond the Monthly Salary and the other payments and benefits specified in this Agreement, other than options or other incentive based shares, including restricted stock units, unless otherwise agreed between Teva and the Employee in writing.

4.5	The Monthly Salary payable to the Employee pursuant to Section 4.1, as adjusted pursuant to Section 4.2, alone shall constitute the basis for the calculation of all deductions and contributions for various social benefits, including, without limitation, contributions and deductions to the Pension Fund, Managers Insurance, Provident Fund for Remuneration, Provident Fund for Allowance and Personal Provident Fund for Severance (as such terms are defined in Section 13 below), Advanced Study Fund (as defined in Section 8.1 below) and any other purpose for which the deductions are calculated based on a percentage of the salary.

4.6	It is hereby clarified that any grants, participation amounts, reimbursement of expenses and other benefits granted to the Employee by virtue of this Agreement or derived therefrom, shall not constitute a component of the Monthly Salary and shall not be taken into consideration with respect to the calculation of any contributions or other benefits granted to the Employee by virtue of this Agreement or derived therefrom and calculated based on the percentage from the salary.

5.	One Time Grant (Bonus)

At the beginning of each year, Teva’s CEO shall determine quantitative and/or qualitative objectives for the Employee, based on the work plan for such year of the unit or units of the Teva Group that are under the Employee’s responsibility. Teva’s CEO shall examine, in the first quarter following the end of the work year, the profitability of the Teva Group and of the aforementioned unit or units in the previous year, and shall also examine if over such year some or all of the aforementioned objectives were achieved, and shall decide based on the results and in the CEO’s discretion, if the Employee should be granted a one-time grant (bonus). In the event that the CEO shall decide to grant to the Employee a bonus as aforesaid, then the

Translation from the Hebrew

CEO shall, in his discretion, determine the date and rate of such bonus, all subject to receipt of all approvals necessary according to any law. In any event, the entitlement to such bonus and its rate shall be determined at the CEO’s discretion.

5A.	Options

The Employee shall be entitled, from time to time, to receive options to purchase shares of the Company and/or restricted shares and/or other reward mechanism which shall be determined in the framework of option plans which shall be adopted by the Company (to the extent adopted). The entitlement of the Employee to receive options and participate in the option plan, the number of options granted to the Employee and their terms shall be subject to the discretion of the CEO and the receipt of the approvals for the grant, as required by law.

6.	Car

According to the requirements of the Employee’s position, Teva shall provide the Employee with a car owned or leased by Teva, and which the Employee shall use during the term of his employment with Teva. Subject to the provisions of any law, the Company shall bear all costs relating to the use and maintenance of the car; The Employee undertakes to use the car in a reasonable and proper manner as an owner takes care of its property.

7.	Phone and Cellular Phone

7.1	Teva shall reimburse the Employee for all expenses relating to the maintenance of a telephone at his residence and the use of such phone, provided, that the Employee uses the phone in a reasonable manner. Teva shall reimburse the foregoing amounts according to the service provider invoices provided to Teva by the Employee.

7.2	Teva shall provide the Employee with a cellular phone and shall bear all expenses with respect to the maintenance and use of such cellular phone, provided, that the Employee uses such cellular phone in a reasonable manner.

8.	Advanced Study Fund, Vocational Study and Membership in Vocational Unions

8.1	For every month in which the Employee is employed, Teva shall make contributions on the Employee’s behalf to an advanced study fund [Keren Hishtalmut] (the “Study Fund”), in an amount equal to 7.5% (seven and one half percent) of the Monthly Salary in such month, and shall deduct 2.5% (two and one half percent) from the Monthly Salary, and transfer this amount to the Study Fund. By signing this Agreement, the Employee hereby irrevocably grants Teva power-of attorney to exercise the aforementioned deduction from the Employee’s Monthly Salary.

8.2	Subject to approval by Teva and Teva’s policies, the Employee shall be entitled to receive from Teva full or partial participation with respect to vocational studies and/or membership in vocational unions.

9.	Group Life Insurance

For as long as Teva insures its senior employees, at its expense, with a group policy life insurance (risks only), Teva shall also insure the Employee in said policy, in an amount to be determined from time to time (if at all) by Teva, at its discretion. In the event of the Employee’s passing (God forbid) during the term of his employment with

Translation from the Hebrew

Teva, Teva shall pay the insurance amount it receives from the insurance company to the beneficiaries that the Employee has specified in a notice to Teva (and if the Employee did not specify beneficiaries, or if the beneficiaries passed away (God forbid) prior to the Employee, to the Employee’s legal successors pursuant to law- subject to the terms of the policy), provided that the aforementioned beneficiaries (or legal successors, as applicable) provided Teva with a signed written confirmation, in the form to be determined by Teva, pursuant to which they waive any claims and demands against Teva.

10.	Vacation

10.1	The Employee shall be entitled to annual vacation of 26 workdays for each year of employment. The dates of the Employee’s annual vacation shall be coordinated with Teva’s CEO. The Employee may utilize only 7 vacation days per year, and accumulate the remaining vacation days only up to 52 vacation days, unless Teva’s CEO approves in writing the accumulation of a higher number of vacation days. Upon the termination of Employee’s employment, the Employee shall be entitled to redeem the aforesaid accumulated vacation days.

10.2	Sick days, which occur during the annual vacation, shall not be counted as vacation days but as sick days.

11.	Sick Leave

11.1	The Employee shall be entitled to paid sick days for a period, which shall not exceed an aggregate of up to one month per year of employment, which shall accumulate during the Term, up to a maximum of 12 months’ sick leave. The sick pay shall include the Employee’s Monthly Salary and the rest of the amounts and benefits to which the Employee would have been entitled under this Agreement if the Employee would have worked in Teva during his illness for which he is entitled to receive payment as aforesaid, less any amount that the Employee is entitled to receive with respect to the aforementioned illness period from the Pension Fund and/or Managers Insurance (as defined in Section 13 below), and all provided that the Employee provides Teva with medical confirmation as to his illness.

11.2	In the framework of the Employee’s forgoing entitlement to sick leave and subject to such terms, the Employee shall be entitled to be absent from work in order to care for an illness of a family member in accordance with the law, without the right to accumulate. This absence shall be deemed as sick days of the Employee.

11.3	It is hereby declared and agreed that the payments to the Employee set forth in Section 11.1 above and his insurance in the Pension Fund and Managers Insurance as set forth in Section 13 below, are meant to also cover Teva’s obligations according to the Sick Pay Law, 5736-1976.

11A	Reserve Duty

In the event the Employee is summoned for reserve duty, Teva shall pay the Employee the Monthly Salary and the other amounts and benefits that would have been paid to the Employee under this Agreement if he would have worked during said reserve duty, provided that the Employee reimburse Teva for any amounts he receives in consideration for said reserve duty from the National Security Institute or any other official authority.

Translation from the Hebrew

12.	Recreation Pay

Employee shall be entitled, after every year of employment, for payment of 12 recreation days (subject to the increase of the aforementioned number of days by Teva (if at all), at Teva’s sole discretion). The daily rate of the recreation pay, the payment conditions and other conditions with respect to recreation pay shall be in accordance with Teva’s practice at such time and as it shall be from time to time with respect to the rest of its employees.

12A.	Clothing Allowance

The Employee shall be entitled to a clothing allowance in accordance with the Company’s common practice in this regard, as shall be from time to time.

13.	Employee’s rights to Pension, Severance and Remuneration

13.1	For the purpose of this Agreement, the following terms shall have the meanings set forth besides them:

“Statutory Arrangements” – Income Tax Regulations (Terms for Approving and Managing Provident Funds), 5725-1964 (the “Income Tax Regulations”), Supervision of Insurance Affaires Law, 5741-1981 (the “Supervision Law (Insurance)”), Supervision of Financial Services (Provident Funds) Law, 5765-2005 (the “Supervision Law (Provident Funds)”) as shall be in effect from time to time and any law, regulation, decree or any statutory provisions that shall replace them and/or supplement them.

“Pension Fund” – Old Deficit Pension Fund, Old Non-Deficit Pension Fund, New Pension Fund and New General Fund, as defined in the Statutory Arrangements.

“Comprehensive Pension Plan” – pension plan that includes old-age allowance, disability allowance and dependents’ allowance.

“Provident Fund” – fund or insurance plan that were authorized to be a provident fund in accordance with the Supervision Law (Provident Funds).

“Personal Provident Fund for Severance” – Provident Fund designated for severance managed in personal accounts in the name of the employees.

“Provident Fund for Remuneration” – Provident Fund designated for payment of remuneration, not as part of a Pension Fund or a Managers Insurance.

“Provident Fund for Allowance” – Provident Fund designated for payment of allowance not as part of a Pension Fund or a Managers Insurance.

“Managers Insurance” – insurance policy that includes a program for remuneration insurance, severance and/or allowance for hired employees which is an insurance fund, as defined in the Income Tax Regulations and in accordance with the Supervision Law (Provident Funds).

“Insured Salary” – the Monthly Salary.

Translation from the Hebrew

“Disability Insurance” – insurance for that portion of the Insured Salary which is not insured under the Comprehensive Pension Plan and not insured under the new general fund (basic plan), which guarantees the Employee a monthly compensation from the insurance company in the event the Employee’s total or partial, permanent or temporary, loss of ability to work in the profession or business in which the Employee worked prior to the loss of ability to work.

“Aggregate Severance Payment Amounts in Funds” – the aggregate amounts accumulated, in favor of the Employee in the Pension Fund, Managers Insurance, Provident Fund and Personal Provident Fund for Severance from the Company’s contributions to severance pay together with linkage differentials and earnings of these amounts.

“Index” – consumer price index.

13.2	It is hereby declared and agreed that the rights of the Employee to, allowance, severance payment and remuneration will be insured according to the Employee’s choice, as set forth in this Section.

13.3	The Employee’s salary will be insured in one or more of the following: a Pension Fund, Managers Insurance, Provident Fund for Remuneration, Provident Fund for Allowance, Personal Provident Fund for Severance, and/or any combination of the foregoing, according to the Employee’s choice. The Employee will specify, in a notice to Teva, which part of the salary shall be insured in each of the programs specified below (the “Insurance Arrangement”).

For the avoidance of doubt, it is hereby clarified that the accumulated contributions according to the Insurance Arrangement shall not be made, in any event, in an amount exceeding the Insured Salary.

The rate of compensation in each of the Provident Funds, subject to the Insurance Arrangement, shall be as follows:

13.3.1	Should the Employee elect the contributions be made to a Pension Fund, the following percentages shall be contributed:

The Company shall contribute towards the Pension Fund an amount equal to 17.5% of the part of the salary according to the Insurance Arrangement, out of which 12% shall constitute payment by the Company (of which: 6% shall constitute payment for remuneration and 6% shall constitute the payment for severance payment) and 5.5% shall constitute the payment by the Employee.

If the Employee is a member of an Old Deficit Pension Fund, and he elects to continue to contribute to such fund, then the Company shall contribute to the Old Deficit Pension Fund an amount equal to 20.5% of the part of the salary according to the Insurance Arrangement, out of which 13.5% shall constitute payment by the Company (of which 7.5% shall constitute payment for remuneration and 6% shall constitute the payment for severance payment) and 7% shall constitute the payment by the Employee.

In addition, the Company shall contribute to a Personal Provident Fund for Severance an amount equal to 2.33% of the part of the

Translation from the Hebrew

salary according to the Insurance Arrangement. This amount constitutes a completion of the Company’s severance payment obligation.

13.3.2	Should the Employee elect contributions to a Managers Insurance, the following percentages shall be contributed:

The Company shall contribute an amount equal to 20.83% of the part of the salary according to the Insurance Arrangement, out of which 15.83% shall constitute the payment by the Company (of which 7.5% shall constitute payment for remuneration and 8.33% shall constitute the payment for severance payment), and 5% shall constitute the payment by the Employee.

In the event that according to the terms of the Managers Insurance, the Disability Insurance component is not allocated from the remuneration, then the Company shall contribute 5% for remuneration and up to 2.5% for Disability Insurance.

13.3.3	Should the Employee elect contributions to a Provident Fund for Remuneration and/or Provident Fund for Allowance and/or Personal Provident Fund for Severance, the following percentages shall be contributed:

The Company shall contribute to the Provident Funds an amount equal to 20.83% of the part of the salary according to the Insurance Arrangement, out of which 15.83% shall constitute payment by the Company (of which: 7.5% shall constitute the payment for remuneration and 8.33% shall constitute payment for severance payment) and 5% shall constitute the payment by the Employee.

13.4	In the event of an increase in the Employee’s Insured Salary, the Employee shall be entitled to choose (in accordance with the Pension Fund Articles of Association and the Statutory Arrangements) the Insurance Arrangement, which will apply to the increase in the Insured Salary. The Employee shall notify the Company with respect to such choice in accordance with the Company’s policies regarding this matter. The provisions of Section 13.3 above shall apply to the Insurance Arrangement, which the Employee chose for the increase in the Insured Salary.

It is agreed and declared that in case of an increase in the Monthly Salary of the Employee, the Company shall not be obligated towards the Employee to contribute to any of the Provident Funds its indebtedness for severance payment, which derives (if at all) from the aforementioned increase, with respect to the employment term prior to the salary increase.

13.5	By signing this Agreement including all annexes, the Employee grants the Company an irrevocable power of attorney to deduct from his salary the contributions relating to the Insured Salary, and to transfer such amounts to any of the Provident Funds included in the Insurance Arrangement, which he chose, all as set forth in this Section 13.3 above.

13.6	It is hereby agreed and declared that the managers insurance policies are and shall continue to be owned by Teva until the termination of the Employee’s employment with Teva.

Translation from the Hebrew

14.	Termination of Employment in Teva and Prior Notice

14.1	The Employee’s employment with Teva shall terminate upon the occurrence of one of the following events:

14.1.1	Resignation of the Employee from Teva, by providing the Company with prior notice as set forth herein. It is hereby agreed and declared that the Employee may terminate this Agreement (resignation) at any time by giving Teva nine months prior notice;

14.1.2	It is hereby declared and agreed that Teva may, by the decision of Teva’s CEO, terminate this Agreement at any time (dismissal), by giving the Employee nine months prior notice, without derogating from Teva’s right to immediately terminate the employment of the Employee with no prior notice as specified in Section 14.2 below;

14.1.3	Upon the retirement of the Employee to pension at the age of 67, or upon mutual consent at any other time;

14.1.4	Upon the passing (God forbid) of the Employee;

14.1.5	In the event that the Pension Fund and/or Managers Insurance policy provider recognizes the Employee as permanently and completely disabled (God forbid);

14.1.6	In the event that either party provides the other party with prior notice as set forth in Sections 14.1.1 or 14.1.2 above, the following shall apply:

(a)	Following the prior notice period, other than in the event that the Employee is not entitled to such period as set forth in Section 14.2 below, this Agreement shall terminate and the Employee’s employment by Teva shall terminate. For the avoidance of doubt, it is hereby clarified that during the prior notice period, the employer-employee relationship between the parties shall continue to exist, and the Employee shall be entitled to receive each month the Monthly Salary together with all additional benefits, including the car, to which he would be entitled had such notice not been provided, except for an annual bonus and grant of options.

(b)	Teva shall be entitled to waive the services of the Employee as CFO of the Company during the prior notice period or any part thereof. For the avoidance of doubt, it is hereby clarified that such waiver of the Employee’s services shall not be deemed a waiver of his employment during the prior notice period for purposes of an orderly transfer of his position and any other assistance that may be required by the Company in connection with the Employee’s duties and responsibilities.

(c)

It is hereby clarified that in the event that Teva waives the Employee’s services as CFO during the prior notice period or any part thereof in accordance with section (b) above, the employer-employee relationship between Teva and the Employee shall continue to exist and the Employee shall be

Translation from the Hebrew

entitled to receive, each month, his Monthly Salary and all the additional benefits, including the car, to which he would be entitled if Teva had not waived his services, except for an annual bonus and grant of options.

14.2	Notwithstanding Section 14.1.2 above, Teva (by the decision of the CEO of Teva and any other authorization required) shall be entitled to terminate the Employee’s employment immediately and without prior notice, in the event of the Employee’s breach of trust or other material breach of this Agreement by the Employee, or if the Employee has committed a flagrant offense.

15.	Termination of Employment Due to Retirement to Pension, Disability or Passing (God forbid) or Dismissal

15.1	In the event that the Employee shall no longer be an employee of Teva due to retirement to pension as set forth in Section 14.1.3 or due to disability (God forbid) as set forth in Section 14.1.5 or due to passing (God forbid) as set forth in Section 14.1.4, the Employee (or his Beneficiaries, as applicable, as defined in Section 19 below) shall be entitled to the following:

15.1.1	To receive from Teva the appropriate letters addressed to the Pension Fund, Provident Fund, to the insurer of the Managers Insurance and the Study Fund regarding the termination of employment with Teva in a manner that will enable the Employee to receive from the Pension Fund, Provident Fund, the aforementioned insurer and from the Study Fund, the amounts and/or rights which he is entitled to receive from them following the termination of his employment with Teva under the aforementioned circumstances (including the remuneration components and the Aggregate Severance Payment Amounts in the Funds).

15.1.2	In addition to Section 15.1.1 above and the increment of the Aggregate Severance Payment Amounts in the Funds to the extent performed pursuant to Section 19.1 below, the Employee shall be entitled to a special retirement grant for the time he was employed with the Company in his current position as set forth in this Agreement, in an amount equal to the product of his most recent Monthly Salary and the number of years the Employee was employed by Teva during the period as of the Effective Date and ending on the date of termination of employment (with a proportional calculation for part of a year); provided, however, that in no event shall the Employee (or, if applicable, his Beneficiaries, as defined in Section 19.2 below) be entitled to receive from Teva an amount which, together with the accumulated Aggregate Severance Payment Amounts in the Funds with respect to contributions made during the period as of the Effective Date and ending on the date of termination of employment, shall exceed the amount equal to the product of 200% of the Employee’s most recent Monthly Salary and the number of years the Employee was employed by Teva during the period as of the Effective Date and ending on the date of termination of employment (with a proportional calculation for part of a year).

15.2

In the event that the Employee shall no longer be an employee of Teva due to dismissal as set forth in Section 14.1.2 above, other than dismissal pursuant to the circumstances set forth in Section 14.2 above, then on the employment

Translation from the Hebrew

termination date as specified in Section 14 above, the Employee shall be entitled to receive what is set forth in Sections 14.1.6, and 15.1.1 as well as the grant set forth in Section 15.1.2 above.

15.3	In the event that the Employee retired by reason of his reaching the retirement age (pension), and it turns out that the rate at which his Monthly Salary increased over the three years preceding his retirement to pension is less than the rate of the increase of the Index during the same preceding three years, then for the purposes of the calculation of the retirement grant which the Employee is entitled to pursuant to Section 15.1.2, and for such purpose only, the last Monthly Salary of the Employee shall be deemed to have been adjusted at the full rate of the increase in the Index during the aforementioned 3-year period.

16.	Resignation Which is Deemed As Dismissal According to Law

In the event that the Employee shall no longer be an employee of Teva due to resignation which is deemed according to the Severance Pay Law, 5723-1963 as dismissal, or due to the circumstances specified in Section 2.1 above with prior notice in accordance with Section 14.1.1 above, the Employee shall be entitled to receive what is set forth in Sections 14.1.6 and 15.1.1 as well as the grant set forth in Section 15.1.2 above.

17.	Other Resignation

In the event that the Employee shall no longer be an employee of Teva due to resignation not under the circumstances specified in Section 16 above, then the Employee shall be entitled to receive what is set forth in Section 14.1.6, the letters set forth in 15.1.1 and in addition, the Employee (or his Beneficiaries, as applicable, as defined in Section 19 below) shall be entitled to receive from Teva a retirement grant in the amount equal to the product of 50% of his most recent Monthly Salary and the number of years the Employee was employed by Teva during the period as of the Effective Date and ending on the date of termination of employment (with a proportional calculation for part of a year); provided, however, that in no event shall the Employee (or, if applicable, his Beneficiaries, as defined in Section 19.2 below) be entitled to receive from Teva an amount which, together with the accumulated Aggregate Severance Payment Amounts in the Funds with respect to contributions made during the period as of the Effective Date and ending on the date of termination of employment, shall exceed an amount equal to the product of 150% of the Employee’s most recent Monthly Salary and the number of years the Employee was employed by Teva during the period as of the Effective Date and ending on the date of termination of employment (with a proportional calculation for part of a year).

18.	Dismissal Under the Circumstances Set Forth in Section 14.2 Above

18.1

The provisions set forth in Sections 15, 16 and 17 above and the end of Section 19.1 below shall not apply to the Employee in the event that the Employee shall no longer be an employee of Teva under the circumstances detailed in Section 14.2 above. In such an event, the Employee shall be entitled to receive from Teva the appropriate letters regarding his termination of employment with Teva, addressed to the Pension Fund, Provident Fund, and the insurer of the Managers Insurance, pursuant to which the Employee shall be entitled to receive from the Pension Fund, Provident Fund and aforementioned insurer, the amounts accumulated in such funds to the Employee’s benefit from the contributions of the parties to remuneration together with linkage differentials and earnings on such contributions, and

Translation from the Hebrew

Teva shall be entitled to the amounts accumulated in such funds that constitute the Aggregate Severance Payment Amounts in the Funds. In the event that the Employee has paid Teva an amount equal to the Aggregate Severance Payment Amounts in the Funds, then the Employee shall be entitled to receive from Teva letters as specified in Section 15.1.1 above without any reservations and in a manner which will allow him to receive from the addressees of the letters all the amounts and rights which he is entitled to receive from them following the termination of his employment, as if such termination of employment was performed under the circumstances set forth in Section 15.1.1. In addition, the Employee shall be entitled to receive a letter addressed to the Study Fund according to which he will be entitled to receive only part of the contributions accumulated in the Study Fund that were contributed by the Employee, and Teva shall be entitled to the employer contributions made by Teva to the Study Fund.

18.2	For the removal of doubt, it is hereby declared and agreed that the dismissal of the Employee under the circumstances set forth in Section 14.2 above constitute dismissal under circumstances which justify depriving Employee of severance pay and of the retirement grant as specified in Sections 15.1.2 and 17 above, and also the right to receive prior notice with respect to his dismissal.

19.	Teva Payments on Account of Severance Pay to the Pension Fund, Approved Fund and Managers Insurance Shall Be In Lieu of Teva’s Obligation to Pay Severance Payment

19.1	It is hereby declared and agreed that the contributions made by Teva on account of severance pay, to the Pension Fund, Provident Fund and Managers Insurance as specified in Section 13 above, shall be lieu of any payment of severance pay to the Employee (or to the dependents of the Employee pursuant to law, to the extent applicable), and by paying these aforementioned payments, Teva shall be deemed to have fulfilled its obligation pursuant to law to pay the Employee (or to the dependents of the Employee pursuant to law, to the extent applicable) severance pay; provided, however, that in the event that the Aggregate Severance Payment Amounts in the Funds are less than the amount of severance payment to which the Employee is entitled to under law, then Teva shall pay the Employee (or to the Beneficiaries, as defined in Section 19.2 below) the difference.

19.2

In this Agreement the term “Beneficiaries” shall mean: those beneficiaries whom the Employee determined in a written notice to the Pension Fund, approved fund and the insurer of the Managers Insurance, and in the absence of such determination, the executers of Employee’s estate or Employee’s legal heirs; provided however, that if the Employee left dependents who are legally entitled to severance payment in the event of his passing (God Forbid), then the term “Beneficiaries” shall apply to such dependents for the purpose of the entitlement to receive the Aggregate Severance Payment Amounts in the Funds (or, depending on the circumstances, the portion of same equal to the amount of severance payment to which the Employee’s dependents are entitled under applicable law). In the event that the Aggregate Severance Payment Amounts in the Funds are lower than the severance payment amounts the Employee’s dependents are entitled to under applicable law, then the term “Beneficiaries” shall also apply to the dependents with respect to the right to receive from Teva a portion of the retirement grant paid in accordance with the aforementioned Sections 15.1.2 and 17, as applicable, in

Translation from the Hebrew

an amount equal to the increment between the severance payment they are entitled to in accordance with applicable law and the Aggregate Severance Payment Amounts in the Funds.

20.	Confidentiality and Disclosure of Information

The Employee hereby undertakes:

20.1	To maintain in confidence and not to disclose, reveal or deliver, whether during his term of employment by Teva or thereafter, to any person or entity, any trade secrets or other confidential information of Teva or the Teva Group, or which relate, directly or indirectly to Teva or the Teva Group or their property, business, affairs, clients, suppliers, people or entities affiliated with them or who come into contact with them, including, without limitation, information relating to the methods, research or manufacturing processes, formulas, compounds, inventions, developments, discoveries, improvements, machinery, modals, devices, magnetic films, software, information contained in computers, preservation of information methods, disks, diskettes, drawings, plans, communications, specifications, reports, prices, calculations, fees, work conditions in Teva and the Teva Group or terms of other agreements which relate to Teva or the Teva Group and documents of Teva or the Teva Group, whether the Employee became aware of the secrets, information, magnetic films, software, preservation of information methods, diskettes, drawings, plans, communications, specifications, reports, prices, calculations and other documents, as a result of his employment with Teva or whether they became known to him in any other manner; The Employee hereby confirms that all of the secrets, information, magnetic films, software, preservation of information methods, diskettes, drawings, plans, communications, specifications, reports and other documents, as aforementioned, are the sole property of Teva and that he does not and will not have any claims of any kind with respect thereto or arising therefrom, and that he will not make any use of the aforementioned, whether for himself or for others, during his employment term and any time thereafter, other than as needed for his work and during his term of employment.

In this Section 20.1, the term “secrets” shall include information regarding salaries, bonuses and benefits paid or granted to the Employee by Teva under this Agreement.

20.2	To disclose to Teva any information of any kind that may benefit Teva, which came to his attention during his employment with Teva, and not to make use of any such information other than for the benefit of Teva and in the framework of his employment with Teva.

21.	Non-Competition

The Employee hereby undertakes, for a period of 12 months after the termination of his employment by Teva (i.e. from the date on which the employer-employee relationship with Teva ends), not to engage, directly or indirectly, in any business, position, work or any other engagement that competes with the business of Teva or any company in the Teva Group, including as consultant, unless he receives Teva’s prior written approval.

Translation from the Hebrew

22.	Intellectual Property

The Employee undertakes to promptly disclose to Teva’s management, all inventions, developments, modifications, formulae, processes, materials, software programs, know-how, discoveries and ideas, whether or not patentable or copyrightable, invented, conceived, made or reduced to practice by the Employee, either alone or jointly with others, during the Employee’s employment with Teva and/or the Teva Group, and due to his employment with Teva and/or the Teva Group as aforesaid, and to provide Teva as soon as possible with full details regarding same. The Employee declares and agrees that all inventions, developments, modifications, formulae, processes, materials, software programs, know-how, discoveries and ideas are the sole property of Teva, and Employee undertakes to execute any document which requires his signature by Teva in order to register the aforementioned intellectual property in the name of Teva and to ensure Teva’s ownership of same, and to act with respect to such intellectual property in accordance with Teva’s policies regarding this matter.

23.	Taxes and Mandatory Payments

The Employee hereby represents that he is aware of, and agrees, that the payments and benefits of any kind granted to him under this Agreement or derived therefrom, shall be subject to income tax deductions and other mandatory deductions which Teva is required to deduct by law, as shall be in effect from time to time, and further represents that nothing in this Agreement shall be construed as imposing on Teva the obligation to pay taxes or any other obligatory payment imposed on the Employee due to any payment or benefit as aforesaid, other than Teva’s undertaking to pay for the taxes related to the use of a car and phone as set forth in Sections 6 and 7 above, respectively, in the amount of tax imposed on the Employee with respect to the payment of such expenses to the Employee.

24.	Return of Car, Equipment and Documents

24.1	Upon the termination of Employee’s employment with Teva (or immediately prior to the termination of the employment with Teva, as applicable) the Employee shall be obligated to:

24.1.1	Return to Teva the car and cell phone provided to him by Teva.

24.1.2	Return to Teva and/or company in the Teva Group, as applicable, immediately prior to the termination of his employment with Teva all of the specifications, plans, drawings, formulae, correspondence, diskettes, reports and other documents of any kind, whether in original form or pictures, printed or photocopied versions which belong to Teva, including any objects which belong to Teva and may be in the Employee’s possession or under his control at such time.

24.2	In the event that the Employee breaches any of his obligations under Sections 20, 21, 22 or this Section 24, the Employee shall be obligated to compensate Teva for the damages caused to and/or expenses incurred by Teva as a result of such breach, including legal fees, attorney fees and VAT according to law, without derogating from any other or additional relief and/or remedy to which Teva is entitled pursuant to the terms of this Agreement or any law, as a result of the aforementioned breach, and without derogating from Teva’s right to compensation and any other or additional relief and/or remedy to which Teva shall be entitled, pursuant to the terms of this Agreement or any law in connection with the breach of any of the Employee’s obligations or undertakings according to other provisions of this Agreement.

Translation from the Hebrew

25.	Notices

25.1	Any notice that a party wishes to send to the other party, relating to this Agreement or resulting therefrom, shall be sent by registered mail, and shall be deemed delivered to its recipient 72 hours after being mailed by registered mail, or shall be hand delivered to the other party. For the purpose of this Section 25.1, hand delivery to Teva shall mean the delivery to the CEO of Teva.

25.2	The addresses of the parties for the purposes of this Agreement shall be as follows:

Teva- of 5 Basel St., Petach Tikwa

Employee- 49 Zamir St. Mevasseret Zion POB 84056, 90805

IN WITNESS WHEREOF, the parties have executed this Agreement:

/s/ Teva Pharmaceutical Industries Ltd.	/s/ Eyal Desheh
Teva Pharmaceutical Industries Ltd.	Eyal Desheh